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                                   Exhibit 15


                       (KPMG PEAT MARWICK LLP LETTERHEAD)





Rite Aid Corporation
Camp Hill, Pennsylvania

Gentlemen:

Re:  Registration Statement No. 2-87981; and No. 33-61185

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated October 4, 1995 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



KPMG PEAT MARWICK LLP

Harrisburg, Pennsylvania
October 4, 1995